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CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the registration statement on Form S-4 of Hawaiian Holdings, Inc. and the proxy statement/prospectus contained therein in connection with the reorganization of Hawaiian Airlines, Inc. into a holding company structure and to the incorporation by reference therein of our report dated March 25, 2002, with respect to the financial statements and schedule of Hawaiian Airlines, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG, LLP

Honolulu, Hawaii
April 30, 2002

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CONSENT OF INDEPENDENT AUDITORS